Exhibit 99.1

Monterey Grove

San Jose, CA

224 Apartment Homes

Renovation of amenities & common areas (Completed in Sept. 2019) and apartment homes renovated on-the-turn (In-Process)

Third Quarter 2019

Earnings Release and Supplemental Information

Aimco
APARTMENT HOMES

Page
2	Earnings Release

11	Consolidated Statements of Operations

12	Consolidated Balance Sheets

13	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

15	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

18	Schedule 3 – Property Net Operating Income

19	Schedule 4 – Apartment Home Summary

20	Schedule 5 – Capitalization and Financial Metrics

22	Schedule 6 – Same Store Operating Results

26	Schedule 7 – Portfolio Data by Market

28	Schedule 8 – Apartment Community Disposition and Acquisition Activity

29	Schedule 9 – Capital Additions Information

30	Schedule 10 – Redevelopment and Development Portfolio

34	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports 3Q 2019 Results; Raises Full Year AFFO Guidance

Denver, Colorado, October 31, 2019 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today third quarter results for 2019.

Chairman and Chief Executive Officer Terry Considine comments: “Business is good! Aimco had a strong third quarter. Third quarter Same Store revenue was up 3.8% year-over-year and NOI was up 4.1%. Year-to-date, Same Store results lead peers in revenue growth, expense control, NOI increases, and NOI margin. In redevelopment, Aimco invested $71 million at properties throughout the portfolio and welcomed the first residents at Parc Mosaic in Boulder, Colorado.”

“In portfolio management, we continue to seek accretive investment opportunities where the land value is a significant percentage of the total investment. We closed one such investment in the third quarter at 1001 Brickell Bay Drive in Miami, the waterfront land and office building contiguous to our Yacht Club community. Aimco now has the ability to combine two fully entitled land parcels and increase entitled density by 10%.”

Chief Financial Officer Paul Beldin adds: “In the third quarter, Aimco lowered its annual cost of leverage by approximately 10 basis points and extended the duration of its balance sheet. Aimco financed $668 million worth of property debt at a weighted-average interest rate of 3.34% and a weighted-average maturity of 11.4 years. Aimco also rate-locked a property loan for $100 million at a 3.21% interest rate and an eleven-year term to maturity.”

“Third quarter 2019 AFFO of $0.56 per share and Pro forma FFO of $0.64 per share were $0.02 ahead of the midpoint of our respective guidance ranges due to timing of offsite costs and casualty losses, and a greater than anticipated tax benefit. Based on our year-to-date results I am increasing, for the second time this year, Pro forma FFO and AFFO guidance by $0.01 at their respective midpoints. These results have Aimco well-positioned to achieve the 6%-8% 2020 AFFO growth presented a month ago in our preliminary 2020 Outlook.”

Financial Results: 3Q AFFO Per Share $0.02 Ahead of Guidance Midpoint

In July 2018, Aimco sold its Asset Management business, accepting near-term earnings dilution as the price of an increased long-term growth rate. Year-to-date, Aimco has overcome the earnings headwinds resulting from the sale and has posted Pro forma FFO per share $0.02 above 2018. In the fourth quarter the dilutive impact of the sale will be past and Aimco expects growth in AFFO per share, normalized for level capital replacement spending, of ~6% at the midpoint.

	THIRD QUARTER			YEAR-TO-DATE
(all items per common share - diluted)	2019	2018	Variance	2019	2018	Variance
Net income	$0.01	$3.73	(100%)	$2.26	$4.24	(47%)
Nareit Funds From Operations (FFO)	$0.61	$0.76	(20%)	$1.78	$1.97	(10%)
Pro forma adjustments, net*	$0.03	$(0.13)	(123%)	$0.07	$(0.14)	(150%)
Pro forma Funds From Operations (Pro forma FFO)	$0.64	$0.63	2%	$1.85	$1.83	1%
Deduct Capital Replacements	$(0.08)	$(0.07)	14%	$(0.23)	$(0.19)	21%
Adjusted Funds From Operations (AFFO)	$0.56	$0.56	—%	$1.62	$1.64	(1%)

* See Supplemental Schedule 1 for a detailed list of Pro forma adjustments to FFO.

Net Income (per diluted common share) - Year-over-year, third quarter net income decreased primarily due to lower gains from dispositions.

Pro forma FFO (per pro forma diluted common share) - Aimco’s third quarter Pro forma FFO per share increased $0.01 year-over-year due to the following items:

•	$0.03 contribution from Same Store Property Net Operating Income growth of 4.1%, driven by a 3.8% increase in revenue, offset by a 3.1% increase in expenses; and
•	$0.02 lower cost of leverage; offset by
•	($0.02) contribution eliminated following the 2018 Asset Management business paired trade, net of the benefit of reinvestment in apartment communities with higher long-term growth prospects; and
•

($0.02) other net items, including contributions from investments in accretive acquisitions, redevelopment, and development, offset by sales of lower-growth apartment communities to fund these investments and reduced tax benefit.

Adjusted Funds from Operations (per pro forma diluted common share) – Aimco’s third quarter AFFO per share was flat year-over-year due to the $0.01 increase in Pro forma FFO per share offset by a $0.01 increase in capital replacement spending. For the full year 2019, Aimco expects total capital replacement expenditures, per share, to be flat year-over-year as Aimco continues to upgrade its portfolio and invest capital in fewer, but more valuable, properties.

Operating Results: Third Quarter Same Store NOI Up 4.1%; Year-to-Date NOI Up 4.7%

	THIRD QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2019	2018	Variance	2nd Qtr.	Variance	2019	2018	Variance
Average Rent per Apartment Home	$2,094	$2,031	3.1%	$2,069	1.2%	$2,072	$2,007	3.2%
Other Income per Apartment Home	147	138	6.5%	138	6.5%	136	132	3.0%
Average Revenue per Apartment Home	$2,241	$2,169	3.3%	$2,207	1.5%	$2,208	$2,139	3.2%
Average Daily Occupancy	96.8%	96.4%	0.4%	96.9%	(0.1%)	96.9%	96.3%	0.6%

$ in Millions
Revenue, before utility reimbursements	$179.1	$172.5	3.8%	$176.4	1.5%	$529.6	$509.5	4.0%
Expenses, net of utility reimbursements	48.2	46.8	3.1%	47.2	2.2%	142.1	139.5	1.9%
NOI	$130.9	$125.7	4.1%	$129.2	1.2%	$387.5	$370.0	4.7%

Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates.

2019	1st Qtr.	2nd Qtr.	Jul	Aug	Sep	3rd Qtr.	Year-to-Date
Renewal rent increases	5.2%	5.0%	4.8%	4.6%	4.5%	4.6%	4.9%
New lease rent increases	0.8%	2.0%	2.6%	2.5%	1.9%	2.5%	2.0%
Weighted average rent increases	2.9%	3.6%	3.9%	3.5%	3.2%	3.6%	3.5%
Average Daily Occupancy	97.0%	96.9%	96.6%	96.9%	97.0%	96.8%	96.9%

Redevelopment and Development

Redevelopment is Aimco’s second line of business where Aimco creates value by repositioning communities within the Aimco portfolio. Aimco also undertakes some ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community. Aimco invests to earn leverage-neutral risk-adjusted returns in excess of those expected from the apartment communities sold in “paired trades” to fund the redevelopment and development. Of these two activities, Aimco generally favors redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions and customer preferences.

During the third quarter, Aimco invested $71 million in redevelopment and development. Aimco continued phased redevelopment activities at Bay Parc in Miami, the full redevelopment of the North Tower at Flamingo Point in Miami Beach, Florida, and 707 Leahy in Redwood City, California, and ground-up construction at Parc Mosaic in Boulder, Colorado, The Fremont on the Anschutz Medical Campus in Aurora, Colorado, and Elm Creek Townhomes in Elmhurst, Illinois.

At Parc Mosaic, Aimco delivered the first building in August and, as of September 30, had leased 91% of its apartment homes. In late October, Aimco completed construction of the second building and had leased more than half of its apartment homes. The remaining buildings are on schedule to be delivered by year end.

At 707 Leahy, Aimco is on schedule to deliver the first building in the first quarter 2020, and preleasing is underway.

At Flamingo Point, Aimco began the full renovation of the North Tower and is on schedule to complete construction on the entryway, retail, and amenities by year end.

When possible, Aimco prefers redevelopments that can be completed one unit at a time, when that unit is vacated and available for renovation, or one floor at a time, thereby limiting the number of down units and lease-up risk. During the third quarter, Aimco completed 71 units at six smaller phase projects throughout its portfolio with another 15 units under construction at quarter end. Year-to-date 2019, at these projects, Aimco has completed 129 units.

During the third quarter, Aimco leased 117 apartment homes at redevelopment communities. At September 30, 2019, Aimco’s exposure to lease-up at active redevelopment and development communities was approximately 894 apartment homes, or less than 3% of Aimco’s apartment homes.

Portfolio Management

Aimco’s portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States.

As part of its portfolio strategy, Aimco seeks to sell up to 10% of its portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, some developments, and selective acquisitions with projected Free Cash Flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, Aimco significantly increases the quality and expected growth rate of its portfolio.

	THIRD QUARTER
	2019	2018	Variance
Apartment Communities	128	133	(5)
Apartment Homes	33,824	36,481	(2,657)
Average Revenue per Apartment Home	$2,262	$2,131	6%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	113%	—%
Percentage A (3Q 2019 Average Revenue per Apartment Home $2,976)	52%	51%	1%
Percentage B (3Q 2019 Average Revenue per Apartment Home $1,979)	30%	33%	(3%)
Percentage C+ (3Q 2019 Average Revenue per Apartment Home $1,782)	18%	16%	2%
NOI Margin	71%	72%	(1%)
Free Cash Flow Margin	66%	67%	(1%)

Third Quarter Portfolio – For its entire portfolio, Aimco’s average monthly revenue per apartment home was $2,262 for third quarter 2019, a 6% increase compared to third quarter 2018. This increase is due to year-over-year growth in Same Store revenue, as well as Aimco’s acquisition activities, lease-up of redevelopment communities, and sales of communities with average monthly revenues per apartment home lower than those of the retained portfolio.

In 2019, Aimco has reallocated capital from slower-growth markets such as Chicago and reinvested the proceeds in higher-growth markets such as Miami, Denver, and Boston.

Acquisitions – Aimco evaluates potential acquisitions with an eye for unique and opportunistic investments, for example real estate transactions where the land is a significant percentage of the total value, and funds acquisitions pursuant to its strict “paired trade” discipline.

As previously reported, in the third quarter Aimco acquired for $157 million a 95% ownership in 1001 Brickell Bay Drive, the 350,000 square foot office building and land contiguous to its Yacht Club Apartments.

Combined, Yacht Club and 1001 Brickell Bay Drive give Aimco 4.25 acres, 600 linear feet of bay frontage, and the ability to increase density by 10% over what could be developed on the individual parcels. Aimco is evaluating options to maximize returns and minimize risk on the monetization of its investment. In the meantime, Aimco will earn income from the office building operations in excess of the income lost from those properties being sold to fund the investment.

Year-to-date, Aimco has acquired three properties: One Ardmore in Ardmore, Pennsylvania; 50 Rogers Street, a community under construction in Cambridge, Massachusetts; and 1001 Brickell Bay Drive in Miami, Florida. These acquisitions have an expected weighted-average Free Cash Flow internal rate of return of approximately 9%, approximately 300 basis points better than expected from the properties being sold in paired trades to fund the acquisitions.

Dispositions – Aimco made no dispositions in the third quarter.

Year-to-date, Aimco has sold eight properties generating net proceeds of $418 million used to fund acquisitions, redevelopment and development, the repurchase of Aimco shares in the fourth quarter of 2018, and general corporate uses.

Balance Sheet

Aimco Leverage

Aimco’s leverage strategy seeks to increase financial returns by using leverage with appropriate caution. Aimco limits risk through its balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; and Aimco builds financial flexibility by maintaining ample unused and available credit as well as holding properties with substantial value unencumbered by property debt; and uses partners’ capital when it enhances financial returns or reduces investment risk.

Aimco total leverage includes the Aimco share of long-term, non-recourse, property debt encumbering apartment communities, outstanding borrowings under its revolving credit facility, and outstanding Preferred Equity.

	AS OF SEPTEMBER 30, 2019
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$4,265	98%	8.1
Preferred Equity*	101	2%	40.0
Total Leverage	$4,366	100%	8.8
Cash, restricted cash and investments in securitization trust assets	(185)
Net Leverage	$4,181
*

Aimco’s Preferred Equity is redeemable at the holder’s option. For illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

During the third quarter, Aimco financed $668 million of new non-recourse, fixed-rate property debt. These loans have a weighted-average interest rate of 3.34%, a weighted-average term to maturity of 11.4 years, and lower Aimco’s annual cost of leverage by approximately 10 basis points.

Aimco also rate-locked an $100 million fixed-rate, non-recourse, property loan with an eleven-year maturity and an interest rate of 3.21% which is expected to close during fourth quarter 2019.

Aimco is taking advantage of today’s interest rates to extend duration, reduce refinancing risk, and lower its cost of debt.

Leverage Ratios

Aimco target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDAre below 7.0x and Adjusted EBITDAre to Interest Expense and Preferred Dividends greater than 2.5x. Aimco calculates Adjusted EBITDAre and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized.

Proportionate Debt to Adjusted EBITDAre	7.3x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre	7.5x
Adjusted EBITDAre to Adjusted Interest Expense	3.6x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends	3.5x

Aimco leverage to EBITDAre ratios, while above target, are consistent with plan and expected to be 6.8x and 7.0x, respectively, by year end.

Liquidity

Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit. At September 30, 2019, Aimco held cash and restricted cash of $93 million and had the capacity to borrow up to $793 million under its revolving credit facility, after consideration of $7 million of letters of credit backed by the facility.

Aimco also manages its financial flexibility by maintaining an investment grade rating and holding apartment communities that are unencumbered by property debt. At September 30, 2019, Aimco held unencumbered apartment communities with an estimated fair market value of approximately $2.4 billion.

Equity Capital Activities

On October 29, 2019, the Aimco Board of Directors declared quarterly cash dividends of $0.39 per share of Class A Common Stock for the quarter ended September 30, 2019, representing an increase of 3% compared to the regular quarterly dividends paid in 2018. This amount is payable on November 29, 2019, to stockholders of record on November 15, 2019.

2019 Outlook

($ Amounts represent Aimco Share)	YEAR-TO- DATE SEPTEMBER 30, 2019	FULL YEAR 2019	PREVIOUS FULL YEAR 2019	CHANGE AT THE MIDPOINT

Net Income per share	$2.26	$3.14 to $3.46	$3.24 to $3.56	- $0.10
Pro forma FFO per share	$1.85	$2.47 to $2.51	$2.44 to $2.52	+ $0.01
AFFO per share	$1.62	$2.18 to $2.22	$2.15 to $2.23	+ $0.01

Select Components of Nareit FFO
Same Store Operating Measures
Revenue change compared to prior year	4.0%	3.60% to 3.80%	3.60% to 3.80%	—
Expense change compared to prior year	1.9%	2.00% to 2.60%	2.00% to 2.60%	—
NOI change compared to prior year	4.7%	4.00% to 4.40%	4.00% to 4.40%	—

Other Earnings
Tax Benefit	$9M	$10M to $11M	$7M to $9M	+ $2.5M

Offsite Costs
Property management expenses	$15M	$20M	$20M	—
General and administrative expenses	$34M	$47M	$47M	—
Total Offsite Costs	$49M	$67M	$67M	—

Capital Investments
Redevelopment/Development	$168M	$240M to $260M	$240M to $260M	—
Capital Enhancements	$68M	$85M to $95M	$80M to $100M	Narrowed range

Transactions
Property dispositions	$488M	$750M to $850M	$750M to $850M	—
Property acquisitions [1]	$223M	$223M	$223M	—

Portfolio Quality
Average revenue per apartment home	$2,262	~$2,270	~$2,260	+ $10

Balance Sheet
Proportionate Debt to Adjusted EBITDAre	7.3x	~6.8x	~6.7x	+ 0.1x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre	7.5x	~7.0x	~6.9x	+ 0.1x

[1]

Aimco does not predict or guide to acquisitions. Full year 2019 acquisition guidance represents the acquisitions completed year-to-date. Aimco monitors potential transactions with an eye for unique and opportunistic investments and funds acquisitions pursuant to its strict “paired trade” discipline.

($ Amounts represent Aimco Share)	FOURTH QUARTER 2019

Net income per share	$0.88 to $1.20
Pro forma FFO per share	$0.62 to $0.66
AFFO per share	$0.56 to $0.60

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, November 1, 2019 at 1:00 p.m. ET	Replay available until February 1, 2020
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 2662782	Passcode: 10135579
Live webcast and replay: investors.aimco.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 128 apartment communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact

Matt Foster, Director, Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of fourth quarter, full year 2019, and full year 2020 results, including but not limited to: Nareit FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopment and development investments; expectations regarding Aimco sales of apartment communities and the use of proceeds thereof; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.

Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•

Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•

Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and
•

Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents Aimco files from time to time with the Securities and Exchange Commission.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
REVENUES
Rental and other property revenues attributable to real estate	$229,827	$234,048	$684,262	$690,571
Asset Management business rental and tax credit revenues	—	8,433	—	49,817
Total revenues	229,827	242,481	684,262	740,388
OPERATING EXPENSES
Property operating expenses attributable to real estate	77,430	78,254	232,453	232,572
Property operating expenses of partnerships served by Asset Management business	—	2,608	—	20,865
Depreciation and amortization	97,538	96,406	283,027	286,439
General and administrative expenses	11,821	12,479	34,314	37,196
Other expenses, net	4,411	5,780	14,323	13,624
Total operating expenses	191,200	195,527	564,117	590,696
Interest income	2,824	2,712	8,615	7,768
Interest expense	(42,011)	(45,492)	(122,961)	(143,193)
Gain on dispositions of real estate and the Asset Management business	1,146	626,232	356,929	679,738
Other, net	288	(283)	591	141
Income before income tax benefit (expense)	874	630,123	363,319	694,146
Income tax benefit (expense)	3,096	(26,206)	1,942	12,617
Net income	3,970	603,917	365,261	706,763
Noncontrolling interests:
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	58	(1,794)	(103)	(8,045)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,933)	(1,934)	(5,800)	(5,805)
Net income attributable to common noncontrolling interests in Aimco OP	(116)	(30,198)	(18,787)	(34,093)
Net income attributable to noncontrolling interests	(1,991)	(33,926)	(24,690)	(47,943)
Net income attributable to Aimco	1,979	569,991	340,571	658,820
Net income attributable to Aimco preferred stockholders	—	(2,148)	(7,335)	(6,445)
Net loss (income) attributable to participating securities	24	(814)	(431)	(1,004)
Net income attributable to Aimco common stockholders	$2,003	$567,029	$332,805	$651,371

Net income attributable to Aimco per common share – basic and diluted	$0.01	$3.73	$2.26	$4.24
Weighted average common shares outstanding – basic [1]	148,434	151,971	147,474	153,513
Weighted average common shares outstanding – diluted [1]	148,636	152,193	147,692	153,671

[1]

2018 basic and diluted weighted average common shares outstanding have been restated to reflect the impact of the February 20, 2019, reverse stock split. As previously reported, basic and diluted weighted average common shares outstanding were 156,711 and 156,938, respectively, for the three months ended September 30, 2018, and for the nine months ended September 30, 2018 were 156,674 and 156,836, respectively.

Consolidated Balance Sheets

(in thousands) (unaudited)

	September 30,	December 31,
	2019	2018
Assets
Real estate	$8,735,586	$8,308,590
Accumulated depreciation	(2,684,694)	(2,585,115)
Net real estate	6,050,892	5,723,475
Cash and cash equivalents	58,724	36,858
Restricted cash	34,501	35,737
Goodwill	37,808	37,808
Other assets	357,253	313,733
Assets held for sale	—	42,393
Total Assets	$6,539,178	$6,190,004

Liabilities and Equity
Non-recourse property debt	$4,276,411	$3,937,000
Debt issue costs	(21,701)	(21,695)
Non-recourse property debt, net	4,254,710	3,915,305
Revolving credit facility borrowings	—	160,360
Accrued liabilities and other	397,216	226,230
Liabilities related to assets held for sale	—	23,177
Total Liabilities	4,651,926	4,325,072

Preferred noncontrolling interests in Aimco OP	101,178	101,291

Equity:
Perpetual preferred stock	—	125,000
Class A Common Stock	1,489	1,446
Additional paid-in capital	3,497,333	3,515,686
Accumulated other comprehensive income	4,488	4,794
Distributions in excess of earnings	(1,797,851)	(1,947,507)
Total Aimco equity	1,705,459	1,699,419
Noncontrolling interests in consolidated real estate partnerships	1,500	(2,967)
Common noncontrolling interests in Aimco OP	79,115	67,189
Total Equity	1,786,074	1,763,641
Total Liabilities and Equity	$6,539,178	$6,190,004

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 1 of 2)

Three and Nine Months Ended September 30, 2019 Compared to Three and Nine Months Ended September 30, 2018

(in thousands, except per share data) (unaudited)

Aimco believes that Economic Income (defined as Net Asset Value, or NAV, growth plus dividends) is an important measure of long-term financial performance. NAV is used by many investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. Some investors focus on multiples of AFFO and FFO. Aimco’s disclosure of AFFO and FFO complements its focus on Economic Income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to Aimco common stockholders	$2,003	$567,029	$332,805	$651,371
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	95,199	94,166	276,353	279,798
Gain on dispositions and other, net of noncontrolling partners’ interest	(1,146)	(624,521)	(356,929)	(671,761)
Income tax adjustments related to gain on dispositions and other tax- related items [1]	415	54,448	7,151	23,813
Common noncontrolling interests in Aimco OP’s share of above adjustments	(4,931)	24,130	3,962	18,963
Amounts allocable to participating securities	(142)	626	101	529
Nareit FFO Attributable to Aimco common stockholders	$91,398	$115,878	$263,443	$302,713
Adjustments, all net of common noncontrolling interests in Aimco OP and participating securities:
Preferred equity redemption related amounts [2]	—	—	3,864	—
Litigation [3]	—	2,727	147	4,633
Severance and restructuring costs [4]	1,226	67	1,699	1,282
Prepayment penalties [5]	1,604	—	1,604	—
Tax benefit due to valuation allowance release [6]	—	(19,349)	—	(19,349)
Change in lease accounting [7]	—	(870)	—	(2,239)
Straight-line rent and other [8]	874	—	3,815	—
Pro forma FFO Attributable to Aimco common stockholders	$95,102	$98,453	$274,572	$287,040
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(11,434)	(9,898)	(34,273)	(30,006)
AFFO Attributable to Aimco common stockholders	$83,668	$88,555	$240,299	$257,034
Weighted average common shares outstanding - basic	148,434	151,971	147,474	153,513
Dilutive common share equivalents	202	222	218	158
Total shares and dilutive share equivalents used to calculate Net income and Nareit FFO per share	148,636	152,193	147,692	153,671
Adjustment to weight reverse stock split [9]	—	4,745	828	3,165
Pro forma shares and dilutive share equivalents used to calculate Pro forma FFO and AFFO per share	148,636	156,938	148,520	156,836
Net income attributable to Aimco per common share –diluted	$0.01	$3.73	$2.26	$4.24
Nareit FFO per share – diluted	$0.61	$0.76	$1.78	$1.97
Pro forma FFO per share – diluted	$0.64	$0.63	$1.85	$1.83
AFFO per share – diluted	$0.56	$0.56	$1.62	$1.64

Please see the following page for footnote descriptions

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 2 of 2)

[1]

Income taxes related to gain on dispositions and other tax-related items for the three months ended September 30, 2018, included the reversal of a $33.3 million deferred tax asset related to an intercompany transfer of assets, which was realized upon the 2018 sale of the Asset Management business. The remaining income tax provision of $21.1 million related to the tax on the gain on the sale. For the nine months ended September 30, 2018, income taxes related to gain on dispositions and other tax-related items included tax on the gain on the sale of the Asset Management business, as well as tax on the gain on the sale of apartment communities during the nine months ended September 30, 2018.

[2]

On May 16, 2019, Aimco redeemed its Class A Perpetual Preferred Stock. Aimco excluded the redemption-related amounts from Pro forma FFO because it believes these costs are not representative of operating performance.

[3]

During 2018, Aimco was engaged in litigation with Airbnb, which was resolved in December 2018. Due to the unpredictable nature of these proceedings, related amounts recognized, net of income tax effect, are excluded from Pro forma FFO. These costs are included in other expenses, net, on Aimco’s Consolidated Statements of Operations.

[4]

Aimco incurred severance and restructuring costs in connection with office closures in 2019. Aimco also incurred severance and restructuring costs in connection with the sale of its Asset Management business in 2018. Aimco excluded such costs from Pro forma FFO because it believes these costs are not representative of operating performance.

[5]

As a result of refinancing activity in 2019, Aimco incurred debt extinguishment costs. Aimco excluded such costs from Pro forma FFO because it believes these costs are not representative of ongoing operating performance.

[6]

Due to the sale of the Asset Management business in 2018, Aimco determined that a valuation allowance was no longer necessary. Aimco excluded the effect of the establishment of the valuation allowance from Pro forma FFO and as such excluded the benefit from its release.

[7]

Effective January 1, 2019, Aimco adopted accounting guidance that changed how Aimco recognizes costs incurred to obtain resident leases. For comparability of Pro forma FFO between periods, Aimco has recast 2018 as if the new standard was effective January 1, 2018. AFFO, which Aimco uses to measure profitability, is unchanged by the new standard.

[8]

In 2018, Aimco assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. Aimco includes the cash rent payments for this ground lease in Pro forma FFO but excludes the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, on Aimco’s Consolidated Statements of Operations. Straight-line rent and other also includes other insignificant costs excluded from Pro forma FFO that Aimco believes are not representative of ongoing operating performance.

[9]

During the first quarter 2019, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, Aimco calculated pro forma weighted average shares during the nine months ended September 30, 2019, based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information	(Page 1 of 2)

Three and Nine Months Ended September 30, 2019 Compared to Three and Nine Months Ended September 30, 2018

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Real Estate [1]
Revenues, before utility reimbursements
Same Store	$179,727	$173,110	$531,590	$511,386
Redevelopment/Development	17,891	19,944	57,526	56,638
Acquisition	10,656	10,630	30,886	18,567
Other Real Estate [2]	13,613	9,516	32,443	28,288
Total revenues, before utility reimbursements	221,887	213,200	652,445	614,879
Expenses, net of utility reimbursements
Same Store	48,428	46,969	142,694	140,039
Redevelopment/Development	7,469	7,270	21,829	20,753
Acquisition	3,317	2,826	9,144	5,224
Other Real Estate [2]	5,239	3,690	13,111	11,286
Total expenses, net of utility reimbursements	64,453	60,755	186,778	177,302
Real Estate net operating income	157,434	152,445	465,667	437,577
Property management expenses	(4,660)	(5,235)	(14,834)	(14,910)
Casualties	(497)	(776)	(4,485)	(2,410)
Other expenses, net	(1,404)	(1,718)	(6,934)	(3,150)
Interest expense on non-recourse property debt [3]	(39,568)	(42,682)	(116,043)	(126,408)
Interest income	2,084	1,923	6,128	5,657
NOI related to Sold and Held for Sale communities [4]	119	8,439	5,459	35,377
Contribution from Real Estate	113,508	112,396	334,958	331,733

Contribution from Asset Management [5]	—	4,877	—	21,058

General and administrative and investment management expenses	(11,821)	(12,479)	(34,314)	(37,196)
Depreciation and amortization related to non-real estate assets	(2,006)	(2,173)	(6,128)	(6,661)
Other expenses, net	(2,215)	(2,760)	(5,033)	(5,964)
Interest expense on corporate borrowings	(2,443)	(1,954)	(6,919)	(9,403)
Tax benefit, net	3,511	28,241	9,093	36,430
Preferred dividends and distributions and related redemption costs	(1,933)	(4,082)	(13,135)	(12,250)
Common noncontrolling interests in Aimco OP	(5,048)	(6,068)	(14,826)	(15,130)
Proportionate adjustments	(155)	(120)	(253)	96
Nareit FFO Attributable to Aimco common stockholders	$91,398	$115,878	$263,443	$302,713
Total pro forma adjustments, net of common noncontrolling interests in Aimco OP and participating securities [6]	3,704	(17,425)	11,129	(15,673)
Pro forma FFO Attributable to Aimco common stockholders	$95,102	$98,453	$274,572	$287,040
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities [7]	(11,434)	(9,898)	(34,273)	(30,006)
AFFO Attributable to Aimco common stockholders	$83,668	$88,555	$240,299	$257,034

Please see the following page for footnote descriptions

Supplemental Schedule 2(a) (continued)

Funds From Operations and Adjusted Funds From Operations Information	(Page 2 of 2)

[1]

Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to Aimco’s real estate portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

[2]

Other Real Estate consists mainly of communities subject to limitations on rent increases, communities that Aimco expects to sell within 12 months that do not meet the criteria to be classified as held for sale, unstabilized communities, and certain retail spaces. For the three and nine months ended September 30, 2019, Other Real Estate revenues and expenses are also inclusive of the operating results of 1001 Brickell Bay Drive, acquired July 2019.

[3]

Interest expense for the nine months ended September 30, 2019 contains $0.6 million of interest expense related to sold properties. Interest expense for the three and nine months ended September 30, 2018 contains $1.4 million and $5.1 million, respectively, of interest expense related to sold properties.

[4]	During 2019, Aimco sold apartment communities in the following locations:

Location	Communities Sold
Virginia Beach, Virginia	1
Alexandria, Virginia	1
Nashville, Tennessee	2
Suburban Chicago, Illinois	4
[5]	Aimco sold its Asset Management business and interests in the partnerships served by this business in third quarter 2018.
[6]	Pro forma adjustments are comprised of the detailed adjustments presented in Supplemental Schedule 1.
[7]	Please refer to the Glossary for a reconciliation of the Capital Replacement spending used to compute AFFO to Capital Replacement spending per Supplemental Schedule 9.

Supplemental Schedule 2(b)

Partially Owned Entities

Three and Nine Months Ended September 30, 2019 Compared to Three and Nine Months Ended September 30, 2018

(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]		Unconsolidated [2]		Noncontrolling Interests [1]		Unconsolidated [2]
	Three Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018	2019	2018	2019	2018
Revenues, before utility reimbursements	$896	$793	$594	$604	$2,473	$2,356	$1,790	$1,748
Expenses, net of utility reimbursements	296	280	127	155	788	809	382	503
Net operating income	600	513	467	449	1,685	1,547	1,408	1,245
Property management expenses, net	(32)	(34)	(18)	(34)	(100)	(100)	(54)	(162)
Casualties	—	13	—	—	2	17	—	—
Other Expense, net	(4)	19	—	—	(13)	(18)	—	—
Interest expense on non-recourse property debt on Real Estate Operations	(180)	(182)	(76)	(80)	(504)	(541)	(231)	(244)
NOI related to Sold Apartment Communities	—	—	—	—	—	(22)	—	—
Contribution from Real Estate	384	329	373	335	1,070	883	1,123	839
Other non-property expenses, net	(7)	(14)	—	—	(55)	(43)	—	3
Pro forma FFO from Real Estate	$377	$315	$373	$335	$1,015	$840	$1,123	$842

Total apartment communities [3]	6		4
Total apartment homes [3]	2,056		142
Noncontrolling interests’ share of consolidated apartment homes/Aimco share of unconsolidated apartment homes [3]	171		72

[1]	Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts.
[2]	Amounts represent Aimco’s proportionate share of the unconsolidated real estate partnerships’ operations.
[3]	Apartment community information excludes Sold Communities as of September 30, 2019.

17

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Revenues, before utility reimbursements

Same Store	$179,727	$177,059	$174,804	$174,154	$173,110

Redevelopment/Development	17,891	19,221	20,414	20,318	19,944

Acquisition	10,656	10,237	9,993	9,356	10,630

Other Real Estate [1]	13,613	9,322	9,508	9,525	9,516

Total revenues, before utility reimbursements	221,887	215,839	214,719	213,353	213,200

Expenses, net of utility reimbursements

Same Store	48,428	47,356	46,910	43,665	46,969

Redevelopment/Development	7,469	7,050	7,310	7,180	7,270

Acquisition	3,317	2,974	2,853	2,466	2,826

Other Real Estate [1]	5,239	3,953	3,919	3,767	3,690

Total expenses, net of utility reimbursements	64,453	61,333	60,992	57,078	60,755

Property Net Operating Income

Same Store	131,299	129,703	127,894	130,489	126,141

Redevelopment/Development	10,422	12,171	13,104	13,138	12,674

Acquisition	7,339	7,263	7,140	6,890	7,804

Other Real Estate [1]	8,374	5,369	5,589	5,758	5,826

Total Property Net Operating Income	$157,434	$154,506	$153,727	$156,275	$152,445

Sold Property Net Operating (Loss) Income [2]	$119	$510	$4,830	$7,451	$8,439

Property net operating income in the table above excludes the Property Net Operating Income of apartment communities served by the Asset Management business, which was sold in 2018.

[1]

Other Real Estate consists mainly of communities subject to limitations on rent increases, communities that Aimco expects to sell within 12 months that do not meet the criteria to be classified as held for sale, unstabilized communities, and certain retail spaces. For the three and nine months ended September 30, 2019, Other Real Estate revenues and expenses are also inclusive of the operating results of 1001 Brickell Bay Drive, acquired July 2019.

[2]	During 2019, Aimco sold apartment communities in the following locations:

Location	Communities Sold
Virginia Beach, Virginia	1
Alexandria, Virginia	1
Nashville, Tennessee	2
Suburban Chicago, Illinois	4

18

Supplemental Schedule 4

Apartment Home Summary

As of September 30, 2019

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Consolidated
Same Store	95	27,640	27,498
Redevelopment/Development	7	3,137	3,137
Acquisition	7	1,590	1,590
Other Real Estate	15	1,315	1,286
Total Consolidated	124	33,682	33,511
Unconsolidated	4	142	72
Total Portfolio	128	33,824	33,583

19

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of September 30, 2019

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$4,106,293	$6,408	$(17,558)	$4,095,143	8.2		3.96%
Floating rate loans payable	155,613	—	—	155,613	4.2		3.24%
Floating rate tax-exempt bonds	14,505	—	—	14,505	13.8		2.74%
Total non-recourse property debt	$4,276,411	$6,408	$(17,558)	$4,265,261	8.1		3.93%

Preferred OP Units	101,178	—	—	101,178	40.0	[1]	7.64%
Total Leverage	$4,377,589	$6,408	$(17,558)	$4,366,439	8.8		4.02%

Cash and restricted cash	(93,225)	—	1,139	(92,086)
Securitization trust assets [2]	(92,892)	—	—	(92,892)
Net Leverage	$4,191,472	$6,408	$(16,419)	$4,181,461

Leverage Ratios Third Quarter 2019

Proportionate Debt to Adjusted EBITDAre	7.3x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre	7.5x
Adjusted EBITDAre to Adjusted Interest	3.6x
Adjusted EBITDAre to Adjusted Interest and Preferred Dividends	3.5x

	Amount	Covenant
Fixed Charge Coverage Ratio	2.12x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]

Aimco’s Preferred Equity is redeemable at the holder’s option. For illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

[2]

In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $92.9 million and are included in other assets on Aimco’s Consolidated Balance Sheet at September 30, 2019. The amount of these investments effectively reduces Aimco’s leverage.

20

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of September 30, 2019

(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt

	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2019 4Q	$21,990	$—		$21,990		—%	—%

2020 1Q	22,752	—		22,752		—%	—%
2020 2Q	22,962	—		22,962		—%	—%
2020 3Q	23,197	—		23,197		—%	—%
2020 4Q	23,296	78,930		102,226		1.90%	3.88%
Total 2020	92,207	78,930		171,137		1.90%	3.88%

2021	83,545	492,723	[1]	576,268		11.83%	5.23%
2022	79,067	260,671		339,738		6.26%	4.65%
2023	70,935	249,251		320,186		5.99%	4.21%
2024	66,093	319,879		385,972		7.68%	3.35%
2025	60,852	241,963		302,815		5.81%	3.67%
2026	52,513	291,477		343,990		7.00%	3.52%
2027	43,134	292,036		335,170		7.01%	3.53%
2028	34,981	305,576		340,557		7.34%	3.73%
Thereafter	251,788	774,798		1,026,586		18.61%	3.67%
Total	$857,105	$3,307,304		$4,164,409
Securitization Trust Assets				100,852	[1]
Aimco share non-recourse property debt				$4,265,261

Preferred Equity

	Units Outstanding as of September 30, 2019	Coupon	Amount
Preferred Partnership Units	3,808	7.641%	$101,178

Common Stock, Partnership Units and Equivalents

September 30, 2019
Class A Common Stock outstanding	148,449
Participating unvested restricted stock	189
Dilutive options, share equivalents and non-participating unvested restricted stock	226
Total shares and dilutive share equivalents	148,864
Common Partnership Units and equivalents	8,166
Total shares, units and dilutive share equivalents	157,030

[1]

The securitized property loans mature in 2021 and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $593.6 million to $492.7 million.

21

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended September 30, 2019 Compared to Three Months Ended September 30, 2018

(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	3Q 2019	3Q 2018	Growth	3Q 2019	3Q 2018	Growth	3Q 2019	3Q 2018	Growth	3Q 2019	3Q 2019	3Q 2018	3Q 2019	3Q 2018

Atlanta	3	645	645	$2,831	$2,701	4.8%	$1,174	$897	30.9%	$1,657	$1,804	(8.1%)	58.5%	96.5%	95.6%	$1,516	$1,460

Bay Area	10	2,355	2,355	22,004	21,411	2.8%	5,285	5,175	2.1%	16,719	16,236	3.0%	76.0%	97.0%	97.1%	3,210	3,121

Boston	15	4,689	4,689	28,245	27,005	4.6%	8,218	8,244	(0.3%)	20,027	18,761	6.7%	70.9%	97.4%	97.2%	2,062	1,975

Chicago	7	1,671	1,671	9,110	8,931	2.0%	3,216	2,755	16.7%	5,894	6,176	(4.6%)	64.7%	94.6%	94.6%	1,922	1,884

Denver	7	1,925	1,886	9,413	9,043	4.1%	2,372	2,197	8.0%	7,041	6,846	2.8%	74.8%	96.9%	97.0%	1,717	1,647

Greater New York	8	453	453	4,012	3,974	1.0%	1,305	1,363	(4.3%)	2,707	2,611	3.7%	67.5%	93.8%	93.5%	3,148	3,126

Greater Washington, DC	11	4,945	4,922	23,816	22,603	5.4%	6,715	6,840	(1.8%)	17,101	15,763	8.5%	71.8%	97.6%	96.3%	1,653	1,590

Los Angeles	12	4,097	4,096	37,121	35,753	3.8%	7,826	7,559	3.5%	29,295	28,194	3.9%	78.9%	96.8%	96.7%	3,121	3,010

Miami	3	873	873	5,791	5,667	2.2%	1,671	1,536	8.8%	4,120	4,131	(0.3%)	71.1%	95.9%	95.9%	2,307	2,257

Philadelphia	3	1,033	954	7,039	6,627	6.2%	2,023	1,920	5.4%	5,016	4,707	6.6%	71.3%	95.6%	94.3%	2,572	2,456

San Diego	7	2,085	2,085	12,431	12,103	2.7%	2,739	2,532	8.2%	9,692	9,571	1.3%	78.0%	97.5%	97.7%	2,039	1,981
														\
Seattle	2	239	239	1,613	1,595	1.1%	435	468	(7.1%)	1,178	1,127	4.5%	73.0%	97.9%	96.2%	2,298	2,313

Other Markets	7	2,630	2,630	15,628	15,056	3.8%	5,244	5,276	(0.6%)	10,384	9,780	6.2%	66.4%	96.6%	95.1%	2,050	2,006

Total	95	27,640	27,498	$179,054	$172,469	3.8%	$48,223	$46,762	3.1%	$130,831	$125,707	4.1%	73.1%	96.8%	96.4%	$2,241	$2,169

22

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended September 30, 2019 Compared to Three Months Ended June 30, 2019

(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	3Q 2019	2Q 2019	Growth	3Q 2019	2Q 2019	Growth	3Q 2019	2Q 2019	Growth	3Q 2019	3Q 2019	2Q 2019	3Q 2019	2Q 2019

Atlanta	3	645	645	$2,831	$2,695	5.0%	$1,174	$851	38.0%	$1,657	$1,844	(10.1%)	58.5%	96.5%	94.8%	$1,516	$1,469

Bay Area	10	2,355	2,355	22,004	21,914	0.4%	5,285	5,223	1.2%	16,719	16,691	0.2%	76.0%	97.0%	97.7%	3,210	3,175

Boston	15	4,689	4,689	28,245	27,564	2.5%	8,218	8,176	0.5%	20,027	19,388	3.3%	70.9%	97.4%	96.9%	2,062	2,022

Chicago	7	1,671	1,671	9,110	9,232	(1.3%)	3,216	3,009	6.9%	5,894	6,223	(5.3%)	64.7%	94.6%	96.3%	1,922	1,913

Denver	7	1,925	1,886	9,413	9,204	2.3%	2,372	2,321	2.2%	7,041	6,883	2.3%	74.8%	96.9%	96.3%	1,717	1,689

Greater New York	8	453	453	4,012	4,008	0.1%	1,305	1,343	(2.8%)	2,707	2,665	1.6%	67.5%	93.8%	94.0%	3,148	3,137

Greater Washington, DC	11	4,945	4,922	23,816	23,453	1.5%	6,715	6,793	(1.1%)	17,101	16,660	2.6%	71.8%	97.6%	97.7%	1,653	1,626

Los Angeles	12	4,097	4,096	37,121	36,401	2.0%	7,826	7,724	1.3%	29,295	28,677	2.2%	78.9%	96.8%	96.9%	3,121	3,055

Miami	3	873	873	5,791	5,743	0.8%	1,671	1,555	7.5%	4,120	4,188	(1.6%)	71.1%	95.9%	96.7%	2,307	2,268

Philadelphia	3	1,033	954	7,039	6,913	1.8%	2,023	1,923	5.2%	5,016	4,990	0.5%	71.3%	95.6%	97.0%	2,572	2,489

San Diego	7	2,085	2,085	12,431	12,236	1.6%	2,739	2,600	5.3%	9,692	9,636	0.6%	78.0%	97.5%	97.1%	2,039	2,015

Seattle	2	239	239	1,613	1,624	(0.7%)	435	489	(11.0%)	1,178	1,135	3.8%	73.0%	97.9%	96.5%	2,298	2,348

Other Markets	7	2,630	2,630	15,628	15,413	1.4%	5,244	5,173	1.4%	10,384	10,240	1.4%	66.4%	96.6%	96.2%	2,050	2,030

Total	95	27,640	27,498	$179,054	$176,400	1.5%	$48,223	$47,180	2.2%	$130,831	$129,220	1.2%	73.1%	96.8%	96.9%	$2,241	$2,207

23

Supplemental Schedule 6(c)

Same Store Operating Results

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	YTD 3Q 2019	YTD 3Q 2018	Growth	YTD 3Q 2019	YTD 3Q 2018	Growth	YTD 3Q 2019	YTD 3Q 2018	Growth	YTD 3Q 2019	YTD 3Q 2019	YTD 3Q 2018	YTD 3Q 2019	YTD 3Q 2018

Atlanta	3	645	645	$8,221	$8,002	2.7%	$2,918	$2,688	8.6%	$5,303	$5,314	(0.2%)	64.5%	96.0%	95.8%	$1,475	$1,439

Bay Area	10	2,355	2,355	65,558	62,955	4.1%	15,478	15,402	0.5%	50,080	47,553	5.3%	76.4%	97.4%	96.8%	3,175	3,069

Boston	15	4,689	4,689	82,932	79,222	4.7%	25,178	25,337	(0.6%)	57,754	53,885	7.2%	69.6%	97.0%	96.5%	2,025	1,946

Chicago	7	1,671	1,671	27,506	26,782	2.7%	8,922	8,490	5.1%	18,584	18,292	1.6%	67.6%	95.8%	95.1%	1,909	1,873

Denver	7	1,925	1,886	27,528	26,699	3.1%	7,282	7,193	1.2%	20,246	19,506	3.8%	73.5%	96.6%	96.1%	1,678	1,637

Greater New York	8	453	453	12,092	11,907	1.6%	4,049	4,076	(0.7%)	8,043	7,831	2.7%	66.5%	94.9%	94.9%	3,126	3,078

Greater Washington, DC	11	4,945	4,922	70,433	66,917	5.3%	19,684	19,284	2.1%	50,749	47,633	6.5%	72.1%	97.6%	96.4%	1,628	1,568

Los Angeles	12	4,097	4,096	109,640	105,325	4.1%	23,455	22,845	2.7%	86,185	82,480	4.5%	78.6%	96.9%	96.7%	3,068	2,955

Miami	3	873	873	17,240	16,875	2.2%	4,648	4,540	2.4%	12,592	12,335	2.1%	73.0%	96.6%	96.5%	2,271	2,225

Philadelphia	3	1,033	954	20,788	19,792	5.0%	5,803	5,559	4.4%	14,985	14,233	5.3%	72.1%	96.8%	95.3%	2,499	2,418

San Diego	7	2,085	2,085	36,672	35,478	3.4%	7,911	7,826	1.1%	28,761	27,652	4.0%	78.4%	97.0%	97.2%	2,015	1,946

Seattle	2	239	239	4,834	4,682	3.2%	1,383	1,429	(3.2%)	3,451	3,253	6.1%	71.4%	96.9%	94.6%	2,320	2,301

Other Markets	7	2,630	2,630	46,168	44,840	3.0%	15,432	14,781	4.4%	30,736	30,059	2.3%	66.6%	96.4%	95.5%	2,023	1,985

Total	95	27,640	27,498	$529,612	$509,476	4.0%	$142,143	$139,450	1.9%	$387,469	$370,026	4.7%	73.2%	96.9%	96.3%	$2,208	$2,139

24

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	3Q 2019	% of Total	3Q 2018	$ Change	% Change
Operating expenses [1]	$24,083	49.9%	$24,266	$(183)	(0.8%)
Real estate taxes	18,725	38.8%	17,028	1,697	10.0%
Utility expense, net of reimbursement	3,164	6.6%	3,403	(239)	(7.0%)
Insurance	2,251	4.7%	2,065	186	9.0%
Total	$48,223	100.0%	$46,762	$1,461	3.1%

Sequential Comparison

	3Q 2019	% of Total	2Q 2019	$ Change	% Change
Operating expenses [1]	$24,083	49.9%	$24,092	$(9)	(0.0%)
Real estate taxes	18,725	38.8%	18,280	445	2.4%
Utility expense, net of reimbursement	3,164	6.6%	2,746	418	15.2%
Insurance	2,251	4.7%	2,062	189	9.2%
Total	$48,223	100.0%	$47,180	$1,043	2.2%

Year-To-Date Comparison

	YTD 3Q 2019	% of Total	YTD 3Q 2018	$ Change	% Change
Operating expenses [1]	$70,195	49.4%	$70,480	$(285)	(0.4%)
Real estate taxes	56,169	39.5%	52,464	3,705	7.1%
Utility expense, net of reimbursement	9,502	6.7%	10,487	(985)	(9.4%)
Insurance	6,277	4.4%	6,019	258	4.3%
Total	$142,143	100.0%	$139,450	$2,693	1.9%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.

25

Supplemental Schedule 7(a)

Portfolio Data by Market

Third Quarter 2019 Compared to Third Quarter 2018

(unaudited)

	Quarter Ended September 30, 2019					Quarter Ended September 30, 2018
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI [1]	Average Revenue per Aimco Apartment Home	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI [1]	Average Revenue per Aimco Apartment Home

Atlanta	5	817	817	1.2%	$1,720	5	817	817	1.6%	$1,708

Bay Area	12	2,632	2,632	11.3%	3,120	12	2,632	2,632	11.1%	3,025

Boston	15	4,689	4,689	13.0%	2,062	15	4,689	4,689	11.9%	1,975

Chicago	7	1,671	1,671	3.8%	1,922	10	3,246	3,246	6.9%	1,669

Denver	8	2,151	2,112	4.5%	1,728	8	2,151	2,112	4.3%	1,647

Greater New York	18	1,039	1,039	4.2%	3,479	18	1,040	1,040	3.8%	3,432

Greater Washington, DC	13	5,760	5,737	13.0%	1,666	13	5,833	5,805	12.2%	1,584

Los Angeles	13	4,347	4,346	20.3%	3,125	13	4,347	4,346	18.9%	3,012

Miami [2]	5	2,442	2,442	5.9%	2,351	5	2,670	2,659	6.6%	2,213

Philadelphia	9	2,748	2,669	7.8%	2,542	8	2,638	2,559	7.4%	2,465

San Diego	12	2,423	2,353	7.0%	1,975	12	2,423	2,353	6.7%	1,917

Seattle	2	239	239	0.8%	2,298	2	239	239	0.7%	2,313

Other Markets	9	2,866	2,837	7.2%	1,923	12	3,756	3,727	7.9%	1,741

Total [3]	128	33,824	33,583	100.0%	$2,262	133	36,481	36,224	100.0%	$2,131

[1]	NOI is inclusive of the operating results of apartment communities and does not include 1001 Brickell Bay Drive and other commercial spaces.
[2]	The Miami apartment home count decreased for the planned redevelopment of the Flamingo Point apartment community.
[3]	The information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented.

26

Supplemental Schedule 7(b)

Portfolio Data by Market

Second Quarter 2019 Market Information

(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States. The schedule below illustrates Aimco’s portfolio quality based on second quarter 2019 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove any apartment communities sold subsequent to the reported period.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 24 years.

	Three Months Ended June 30, 2019
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI [2]	Average Rent per Aimco Apartment Home [3]	Market Rent [4]	Percentage of Market Rent Average	Average Age of Apartment Communities

Atlanta	5	817	817	1.5%	$1,638	$1,168	140.2%	23

Bay Area	12	2,632	2,632	11.5%	2,930	2,829	103.6%	20

Boston	15	4,689	4,689	12.6%	1,906	2,278	83.7%	32

Chicago	7	1,671	1,671	4.1%	1,754	1,411	124.3%	25

Denver	8	2,151	2,112	4.5%	1,531	1,368	111.9%	19

Greater New York	18	1,039	1,039	3.9%	3,317	3,179	104.3%	23

Greater Washington, DC	13	5,760	5,737	12.7%	1,547	1,769	87.5%	48

Los Angeles	13	4,347	4,346	19.9%	2,920	1,941	150.4%	14

Miami [5]	5	2,679	2,668	6.4%	2,077	1,529	135.8%	25

Philadelphia	9	2,748	2,669	8.2%	2,316	1,336	173.4%	19

San Diego	12	2,423	2,353	6.9%	1,826	1,775	102.9%	29

Seattle	2	239	239	0.7%	2,125	1,763	120.5%	5

Other Markets	9	2,866	2,837	7.1%	1,784	1,518	117.5%	27

Total	128	34,061	33,809	100.0%	$2,095	$1,860	112.6%	24

[1]	The portfolio information presented above includes all apartment communities in which Aimco held an equity interest as of June 30, 2019, adjusted for properties subsequently sold.
[2]	NOI is inclusive of the operating results of apartment communities and does not include 1001 Brickell Bay Drive and other commercial spaces.
[3]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.
[4]	Q2 2019 per REIS.
[5]	The Miami apartment home count reflects the number of apartment homes prior to the reduction planned from the Flamingo Point redevelopment.

27

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Disposition and Acquisition Activity

Number of Apartment Communities [1]	Number of Apartment Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [3]		Property Debt		Net Sales Proceeds [4]	Average Revenue per Home

Full Year 2019 Dispositions

8	2,605	100%	$487.6	5.6%	5.0%		$(60.6)		$418.3	$1,381

Full Year 2019 Acquisitions
Apartment Community Name	Location		Quarter Acquired	Month Acquired	Apartment Homes		Purchase Price		Average Rent per Apartment Home [5]

One Ardmore	Philadelphia, PA		Second	April	110		$65.9		N/A

50 Rogers	Cambridge, MA		Second	June	136	[6]	$70.2	[7]	N/A

During the third quarter, Aimco acquired a 95% interest in 1001 Brickell Bay Drive, a 1.8-acre parcel of land currently improved with an office building, for $157 million.

[1]	During 2019, Aimco sold eight apartment communities, four of which are located in suburban Chicago, one in Alexandria, Virginia, one in Virginia Beach, Virginia, and two in Nashville, Tennessee.

[2]

NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a management fee of 3% of revenue, divided by Aimco gross proceeds.

[3]	Free Cash Flow Cap Rate represents the NOI Cap Rate, as adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

[4]	Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

[5]	Represents average rent per apartment home for leases in place at the time of acquisition.

[6]	Represents the planned number of apartment homes at completion of construction.

[7]

Represents Aimco’s maximum commitment to fund the development, which Aimco is funding as construction is completed. $11 million of the total commitment has been funded as of the end of third quarter 2019.

28

Supplemental Schedule 9

Real Estate Capital Additions Information

Three and Nine Months Ended September 30, 2019

(consolidated amounts in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), Redevelopment, Development, Initial Capital Expenditures (“ICE”), or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item consumed prior to Aimco’s period of ownership.

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Capital Additions [1]
Capital Replacements
Buildings and grounds	$6,643	$21,320
Turnover capital additions	2,008	5,059
Capitalized site payroll and indirect costs	1,173	3,222
Capital Replacements	9,824	29,601
Capital Improvements	11,388	17,550
Capital Enhancements	26,155	67,642
Redevelopment	33,465	74,732
Development	37,851	93,462
Initial Capital Expenditures	4,227	15,279
Casualty	1,688	5,475
Total	$124,598	$303,741

Total apartment homes	33,682	33,682

Capital Replacements per apartment home	$292	$879

[1]	For the three and nine months ended September 30, 2019, capital additions for Aimco’s portfolio include $3.5 million and $8.0 million of capitalized interest costs, respectively.

29

Supplemental Schedule 10

Redevelopment and Development Portfolio	(Page 1 of 4)

As of September 30, 2019

(dollars in millions, except per home information) (unaudited)

Aimco executes redevelopments using a range of approaches. Aimco prefers to limit risk by executing redevelopments using a phased approach, in which it renovates an apartment community in stages. Smaller phases provide Aimco the flexibility to maintain current earnings while aligning the timing of the completed apartment homes with market demand. The following table summarizes value-creating investments related to redevelopments of this nature.

			Number of Apartment Homes
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed	Percentage of Completed Homes Leased [1]	Estimated Net Redevelopment Investment [2]	Inception- to- Date Net Investment	Current Project Scope
Bay Parc	Miami, FL	474	105	60	88%	$28.3	$24.1	Amenities (complete) and renovation of seven floors of apartment homes
Total		474	105	60		$28.3	$24.1

When smaller redevelopment phases are not possible, Aimco may engage in redevelopment activities where an entire building or community is vacated. Additionally, Aimco undertakes ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community.

The following table summarizes value-creating investments related to these developments and redevelopments.

			Number of Apartment Homes								Average Revenue per Apartment Home Redeveloped or Constructed
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed	Percentage of Completed Homes Leased [1]	Estimated Net Redevelopment Investment [2]	Inception-to- Date Net Investment	Expected Initial Occupancy	Expected Stabilized Occupancy	Expected NOI Stabilization	Prior to Investment	Expected Stabilized	Expected Incremental Commercial Revenue

707 Leahy	Redwood City, CA	110	110	—	—%	$23.7	$6.6	1Q 2020	3Q 2020	4Q 2021	$2,800	$3,850	n/a

Elm Creek Townhomes	Elmhurst, IL	58	58	—	—%	35.1	12.2	2Q 2020	2Q 2021	3Q 2022	n/a	4,515	n/a

Flamingo Point	Miami Beach, FL	1,095	886	—	—%	280.0	57.9	3Q 2021	4Q 2022	1Q 2024	2,308	3,375	$0.6

The Fremont	Denver, CO (MSA)	253	253	—	—%	87.0	49.4	3Q 2020	3Q 2021	4Q 2022	n/a	2,350	$0.1

Parc Mosaic	Boulder, CO	226	226	66	91%	123.4	114.0	3Q 2019	4Q 2020	1Q 2022	n/a	3,295	n/a

Subtotal		1,742	1,533	66		$549.2	$240.1

Total		2,216	1,638	126		$577.5	$264.2

[1]

As of September 30, 2019, Elm Creek Townhomes had three apartment homes in construction pre-leased, 707 Leahy had two apartment homes in construction pre-leased and Parc Mosaic had 38 apartment homes in construction pre-leased.

[2]	Potential net investment relates to the current phase of the redevelopment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

30

Supplemental Schedule 10 (Continued)

Redevelopment and Development Valuation Information	(Page 2 of 4)

(proportionate amounts, dollars in millions) (unaudited)

	September 30, 2019
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment /Development Portfolio
Proportionate Property NOI
Proportionate Property NOI	$5.8		$4.7	$10.5
Occupancy Stabilized Communities
Annualized third quarter 2019 Proportionate Property NOI	$23.2
Range of applicable NOI capitalization rates	4.40% to 4.90%	[1]
Communities Under Construction or in Lease-up
Pre-redevelopment Proportionate Property NOI	$33.2
Inception-to-date net investment - Aimco share	$264.2
Projected NOI yield on incremental investment at stabilization	5.3%	[2]
Projected proportionate incremental stabilized property NOI	$14.0
Total estimated post redevelopment Proportionate Property NOI	$47.2
Range of applicable NOI capitalization rates	4.40% to 4.70%	[3]

[1]

Occupancy stabilized communities includes 88th St./Second Avenue, an assemblage of walkups containing 43 apartment homes in New York City, New York, Villas at Park La Brea, a 250-home community in Los Angeles, California, and Park Towne Place, a 940-home community in Philadelphia, Pennsylvania. Average rents for Villas at Park La Brea and Park Towne Place are greater than 125% of their respective local market average rents, making these communities, "A" quality as defined by Aimco. Average rent at 88th St./Second Avenue is between 100%-125% of New York City average rents, making this community "B" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2019, NOI capitalization rates for these communities ranges from 4.40% - 4.90%.

[2]	The projected NOI yield on incremental investment at stabilization reflects the weighted average yield for the current population of communities under construction or lease-up.
[3]	These communities are located in high-quality submarkets including:

Location	Submarket
Boulder, CO	Boulder
Anschutz Medical Campus, Denver, CO (MSA)	North Aurora
Miami Beach, FL	Downtown/South Beach
Lombard and Elmhurst, IL	Central DuPage County
Redwood City, CA	Redwood City

Projected stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco.  Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2019, NOI weighted capitalization rates for this set of communities could range from 4.40% - 4.70%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s March 31, 2019 NAV Presentation on Aimco’s website at investors.aimco.com for additional information. The fair value of these communities may also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception-to-date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

31

Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio

(Page 3 of 4)

Terms and Definitions

Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).

NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.

Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, excluding rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule) and resident utility reimbursements. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project. These projections consider factors including but not limited to: current rent; other rental income expectations; and revenue achievement to date as compared to current market rents.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Stabilized NOI Yield on Incremental Investment at Stabilization - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment/Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment/Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment/Development that are smaller in scope and therefore not included in Supplemental Schedule 10.

32

Supplemental Schedule 10 (Continued)

Project Summaries	(Page 4 of 4)

707 Leahy Redwood City, CA

In the second quarter, Aimco completed the de-leasing process and started construction. The project will be completed in one phase and includes the redevelopment of all apartment interiors, common areas, landscaping, and amenities. The first of the three buildings is expected to be delivered in fourth quarter 2019.

Bay Parc Miami, FL

In third quarter 2018, Aimco commenced redevelopment of the apartment homes one floor at a time. The completed portion of the current phase includes: improvements to the leasing and lobby areas; apartment homes on four floors; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck.

Elm Creek Townhomes Elmhurst, IL	This is a ground-up development of 58 townhomes adjacent to Aimco's Elm Creek apartment community. Aimco commenced construction in the fourth quarter 2018 with completion anticipated in mid-2020.
Flamingo Point Miami Beach, FL

Aimco has announced three redevelopment phases: 1) renovation of the common areas, entryway, and amenities which is expected to be complete by year-end; 2) the full renovation of the North Tower, which will include 366 apartment homes with completely reconfigured floor plans; and 3) the renovation of Center Tower apartment homes on the turn at a pace dictated by the market.

The investment in the common areas, entryway, and amenities is expected to generate higher rents at all 1,095 apartment homes, while investment in the North and Center towers are expected to generate higher rents in their respective apartment homes.

Aimco’s expects stabilized occupancy at the North Tower in first quarter 2022. Aimco does not expect the Center Tower redevelopment to de-stabilize operations during the execution of project.

The expected stabilized revenue per apartment home represents the projected stabilized revenue for all 1,095 apartment homes.

The Fremont Denver, CO (MSA)

This is a ground-up development of a 253-apartment home community located within the University of Colorado Anschutz Medical Campus and immediately adjacent to Aimco’s 21 Fitzsimons apartment community. Aimco commenced construction in third quarter 2018 with completion anticipated in late 2020.

Parc Mosaic Boulder, CO

This is a ground-up development of a 226-apartment home community. The first of four buildings was delivered in August, the second in late October and the final two buildings are expected to be complete by year end. As of September 30, 2019, the first building was 91% leased and the second was more than half leased at delivery.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 94.0% of the common partnership units of the Aimco OP.

AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.

AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature. The average age of apartment communities is weighted by the estimated fair value of the properties.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco proportionate average monthly rental and other property revenues, excluding resident reimbursement of utility cost, divided by the number of occupied apartment homes as of the end of the period.

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CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to Aimco’s period of ownership and not contemplated in Aimco’s underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during Aimco’s period of ownership. CR is deducted in the calculation of AFFO. See below for a reconciliation between CR amounts on Schedule 2 and Schedule 9.

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Capital Replacements (Schedule 9)	$9,824	$29,601
Adjustments
Proportionate share of Capital Replacements spending	(725)	(2,202)
Amortization of incremental costs to obtain leases and capital replacements on sold properties	2,335	6,874
Capital Replacements (Schedule 2)	$11,434	$34,273

CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a severe snow storm, hurricane, tornado, flood or fire.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. CE differs from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital additions contemplated in the underwriting at Aimco’s recently acquired communities.

REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.

DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.

CONTRIBUTION FROM ASSET MANAGEMENT: In July 2018, Aimco sold its interest in its Asset Management business. Asset Management refers generally to the activities Aimco performed in its role as general partner in partnerships holding low-income housing tax credit apartment communities, and which were structured to provide for the pass-through of tax credits and deductions to their partners. As presented in Supplemental Schedule 2, Contribution from Asset Management consists of Pro forma FFO related to apartment communities served by Aimco’s Asset Management business; income associated with delivery of tax credits to the non-Aimco investors in the partnerships; and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business) prior to Aimco’s sale of this business.

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CONTRIBUTION FROM REAL ESTATE: As presented in Supplemental Schedule 2, Contribution from Real Estate represents the Pro forma FFO generated by Aimco’s portfolio of apartment communities, which consists of property net operating income and other items of income or expense that relate to Aimco’s portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering these communities, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

ECONOMIC INCOME: As discussed in Supplemental Schedule 1, Economic Income represents stockholder value creation as measured by the change in estimated net asset value, or NAV, per share, plus cash dividends per share. Aimco believes Economic Income is important to investors as it represents a measure of total return we have earned for our stockholders. NAV, as used in our calculation of Economic Income, is a non-GAAP measure and represents the estimated fair value of assets net of liabilities attributable to Aimco’s common stockholders and the Aimco Operating Partnership’s common unitholders on a diluted basis. Aimco reports and reconciles Economic Income to GAAP equity annually. Please refer to the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations described in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 for more information about Economic Income.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

Aimco’s leverage strategy targets the ratio of Proportionate Debt and Preferred Equity to Adjusted EBITDAre to be below 7.0x and the ratio of Adjusted EBITDAre to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Proportionate Debt to Adjusted EBITDAre and Adjusted EBITDAre Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that Aimco’s method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Aimco’s net leverage includes Aimco’s share of long-term, non-recourse property debt, outstanding borrowings on its revolving credit facility, and outstanding preferred equity, reduced by cash and restricted cash on-hand and its investment in a securitization trust that holds certain of its property debt. Aimco reconciles consolidated balances to its net leverage on Supplemental Schedule 5(a).

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Aimco calculates Adjusted EBITDAre and Adjusted Interest used in its leverage ratios based on current quarter amounts, annualized.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;
•	impairment write-downs of depreciated property;
•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•	adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•

the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, as Aimco views its interest cost on this debt to be net of any interest income received; and

•

the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of the GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects Aimco’s ability to service debt;

A reconciliation of net income to EBITDAre and Adjusted EBITDAre for Aimco’s portfolio for the three months ended September 30, 2019 is as follows (in thousands):

Net income	$3,970
Adjustments:
Interest expense	42,011
Income tax benefit	(3,096)
Depreciation and amortization	97,538
Gain on disposition of real estate	(1,146)
Adjustment related to EBITDAre of unconsolidated partnerships	212
EBITDAre	139,489
Net income attributable to noncontrolling interests in consolidated real estate partnerships	58
EBITDAre adjustments attributable to noncontrolling interests	(649)
Interest income received on securitization investment	(2,084)
Straight-line rent and other [1]	924
Severance and restructuring costs [2]	1,296
Adjusted EBITDAre	$139,034
Annualized Adjusted EBITDAre	$556,136

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[1]	Straight-line rent and other also includes other costs excluded from Pro forma FFO that Aimco believes are not representative of operating performance.
[2]

Aimco incurred severance and restructuring costs in connection with office closures in 2019. Aimco excluded such costs from Adjusted EBITDA because it believes these costs are not representative of operating performance.

In 2019, Aimco retitled its Adjusted EBITDA measure to Adjusted EBITDAre in its calculation of leverage ratios. The computation of Adjusted EBITDAre has been modified from Aimco’s prior measure to include the amortization of debt issuance costs as a component of interest expense in both the computation of Adjusted Interest Expense and Adjusted EBITDAre. The impact of this change is less than 0.1x to each ratio. Aimco also added a reconciliation of Net Income to EBITDAre in the table above. EBITDAre is defined by the National Association of Real Estate Investment Trusts, or Nareit, and provides for an additional performance measure independent of capital structure for greater comparability between REITs.

ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt and interest on the credit facility borrowings less (i) prepayment penalties, if any, and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.

Adjusted Interest Expense and Preferred Dividends for the three months ended September 30, 2019 , as used in the leverage ratios on Supplemental Schedule 5(a), are calculated as follows (in thousands):

Interest expense per consolidated statement of operations	$42,011
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(104)
Debt prepayment penalties and other non-interest items	(1,703)
Interest income received on securitization investment	(2,084)
Adjusted Interest Expense	$38,120
Preferred Dividends	1,933
Adjusted Interest Expense and Preferred Dividends	$40,053
Annualized Adjusted Interest Expense	$152,480
Annualized Adjusted Interest Expense and Preferred Dividends	$160,212

FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.

PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) and shown above, excluding Preferred Equity to (b) Adjusted EBITDAre.

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PROPORTIONATE DEBT AND PREFERRED EQUITY TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) and shown above to (b) Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (Nareit FFO): Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (Nareit) defines as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; and income taxes directly associated with a gain or loss on sale of real estate; and including Aimco’s share of Nareit FFO of unconsolidated partnerships and joint ventures. Aimco computes Nareit FFO for all periods presented in accordance with the guidance set forth by Nareit.

In addition to Nareit FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure short-term performance. Pro forma FFO represents Nareit FFO as defined above, excluding certain amounts that are unique or occur infrequently.

In computing 2019 Pro forma FFO, Aimco made the following adjustments to Nareit FFO:

•

Preferred equity redemption related amounts: On May 16, 2019, Aimco redeemed its Class A Perpetual Preferred Stock. Aimco excluded the redemption-related amounts from Pro forma FFO because it believes these costs are not representative of operating performance.

•

Straight-line rent and other: In 2018, Aimco assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. Aimco includes the cash rent payments for this ground lease in Pro forma FFO but excludes the incremental straight line non-cash rent expense. Straight-line rent and other also includes other insignificant costs not representative of ongoing operating performance.

•

Litigation: During 2018, Aimco was engaged in litigation with Airbnb, which was resolved in December 2018. Due to the unpredictable nature of these proceedings, related amounts recognized, net of income tax effect, are excluded from Pro forma FFO.

•

Severance and restructuring costs: Aimco incurred severance and restructuring costs in connection with office closures in 2019. Aimco excluded such costs from Pro forma FFO because it believes these costs are not representative of operating performance.

•

Prepayment penalties: As a result of refinancing activity in 2019, Aimco incurred debt extinguishment costs. Aimco excluded such costs from Pro forma FFO because it believes these costs are not representative of ongoing operating performance.

In computing 2018 Pro forma FFO, Aimco made the following adjustments to Nareit FFO:

•	Litigation: Adjustment is described above.
•

Change in Lease Accounting: Effective January 1, 2019, Aimco adopted accounting guidance that changed how Aimco recognizes costs incurred to obtain resident leases. For comparability between periods, Aimco has recast 2018 as if the new standard was effective January 1, 2018. AFFO is unchanged by the new standard.

•

Severance and restructuring costs: In connection with the sale of its Asset Management business in 2018, Aimco incurred severance and restructuring costs during second and third quarters of 2018. Aimco excluded such costs from Pro forma FFO because it believes these costs are clearly and closely related to the sale of the business and not representative of operating performance.

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•

Tax benefit due to valuation allowance release: Due to the sale of the Asset Management business in 2018, Aimco determined that a valuation allowance was no longer necessary. Aimco excluded the effect of the establishment of the valuation allowance from Pro forma FFO and as such excluded the benefit from its release.

AFFO represents Pro forma FFO reduced by Capital Replacements and is Aimco’s primary measure of current period performance.

Nareit FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s short-term performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. Nareit FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing Nareit FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.

The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance range:

(dollars per share) (unaudited)	Fourth Quarter 2019	Full Year 2019
Net income	$1.04	$3.30
Depreciation, net	0.63	2.38
Gain on dispositions of real estate, inclusive of related income tax	(1.04)	(3.26)
Preferred equity redemption related amounts [1]	—	0.03
Straight-line rent [2]	0.01	0.06
Per share impact of reverse stock split [3]	—	(0.02)
Pro forma FFO	0.64	2.49
Capital Replacements, net	(0.06)	(0.29)
AFFO	$0.58	$2.20

[1]	On May 16, 2019, Aimco redeemed its Class A Perpetual Preferred Stock. See further description above.
[2]	Adjustment to Pro forma FFO for the straight-line rent expense adjustment required by GAAP for a long-dated ground lease. See further description above.
[3]

During the first quarter 2019, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, Aimco calculated pro forma weighted average shares for the nine months ended September 30, 2019 based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by Aimco gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net allocated to real estate property operating expenses on Supplemental Schedule 2 includes franchise taxes, and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal. Other expenses, net not allocated to real estate property operating expenses generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

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PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Proportionate Property NOI is defined as Aimco share of rental and other property revenue less Aimco share of property operating expenses. In its evaluation of community results, Aimco excludes from rental and other property revenues the amount of utility costs reimbursed by residents and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended
	September 30, 2019		September 30, 2018
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total attributable to real estate (per consolidated statements of operations)	$229,827	$77,430	$234,048	$78,254
Adjustment: Utilities reimbursement [1]	(7,937)	(7,937)	(7,542)	(7,542)
Adjustment: Sold properties and other amounts not allocated [2]	(3)	(5,040)	(13,306)	(9,957)
Attributable to Real Estate (per Supplemental Schedule 2)	221,887	64,453	213,200	60,755
Proportionate adjustment [3]	(895)	(298)	(793)	(284)
Proportionate property net operating income	$220,992	$64,155	$212,407	$60,471
Same Store amounts (per Supplemental Schedule 2)	$179,727	$48,428	$173,110	$46,969
Proportionate adjustment [3]	(673)	(205)	(641)	(207)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$179,054	$48,223	$172,469	$46,762

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Segment NOI Reconciliation
(in thousands) (unaudited)	Nine Months Ended
	September 30, 2019		September 30, 2018
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total attributable to real estate (per consolidated statements of operations)	$684,262	$232,453	$690,571	$232,572
Adjustment: Utilities reimbursement [1]	(23,244)	(23,244)	(21,747)	(21,747)
Adjustment: Sold properties and other amounts not allocated [2]	(8,573)	(22,431)	(53,945)	(33,523)
Attributable to Real Estate (per Supplemental Schedule 2)	652,445	186,778	614,879	177,302
Proportionate adjustment [3]	(2,471)	(784)	(2,355)	(804)
Proportionate property net operating income	$649,974	$185,994	$612,524	$176,498
Same Store amounts (per Supplemental Schedule 2)	$531,590	$142,694	$511,386	$140,039
Proportionate adjustment [3]	(1,978)	(551)	(1,910)	(589)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$529,612	$142,143	$509,476	$139,450

[1]

Nearly two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Sold properties and other amounts not allocated to Real Estate includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.

[3]

Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to Aimco’s operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate same store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average.

REAL ESTATE CLASSIFICATIONS: Aimco’s portfolio of apartment communities is diversified by both price point and geography. Aimco’s portfolio is classified into four segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2018 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.

ACQUISITION: Includes apartment communities acquired since January 1, 2018. The communities are Bent Tree Apartments, the portfolio of five properties in Philadelphia acquired in 2018 and 2019, Avery Row and 50 Rogers.

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REDEVELOPMENT/DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

OTHER REAL ESTATE: Includes apartment communities subject to limitations on rent increases, communities that Aimco expects to sell within 12 months that do not meet the criteria to be classified as held for sale, certain retail spaces and 1001 Brickell Bay Drive.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2018 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may be found on Supplemental Schedule 3.

TURNOVER: Represents the percentage of residents who have moved out in the trailing twelve months. Turnover is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended September 30, 2019, Turnover was 44.8%, 40 basis points lower than the twelve months ended September 30, 2018. Inclusive of intra-community transfers, Turnover was 49.0% for the trailing twelve months ended September 30, 2019.

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